Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

We consent to the use in this Post-Effective Amendment No. 3 to Registration Statements Nos. 333-140171, 333-132352 and 333-146953 on Form S-1 of our report dated March 7, 2008 (May 12, 2008 as to the effects of the restatement discussed in Note 13) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a restatement of the financial statements) relating to the consolidated financial statements of Gran Tierra Energy Inc., appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading "Experts" in such Prospectus.

/s/ Deloitte & Touche LLP

Independent Registered Chartered Accountants
Calgary, Canada
May 21, 2008